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                                                                    EXHIBIT 21.1

SUBSIDIARIES OF PIONEER AMERICAS ACQUISITION CORP.:

     Pioneer Americas, Inc.

     Pioneer Chlor Alkali Company, Inc.

     Imperial West Chemical Co.

     All-Pure Chemical Co.

     Black Mountain Power Company

     All-Pure Chemical Northwest, Inc.

     Pioneer Chlor Alkali International, Inc.

     G.O.W. Corporation

     Pioneer (East), Inc.

     T.C. Holdings, Inc.

     T.C. Products, Inc.